EXHIBIT 5.1
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
March 1, 2006
Cooper US, Inc.
Cooper Industries, Ltd.
Cooper B-Line, Inc.
Cooper Bussman, Inc.
Cooper Crouse-Hinds, LLC
Cooper Lighting, Inc.
Cooper Power Systems, Inc.
Cooper Wiring Devices, Inc.
    c/o Cooper US, Inc.
          600 Travis, Suite 5800
          Houston, Texas 77002
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Cooper US, Inc. (the “Company”), by Cooper Industries, Ltd. (“Cooper Parent”), and by Cooper B-Line, Inc., Cooper Bussman, Inc., Cooper Crouse-Hinds, LLC, Cooper Lighting, Inc., Cooper Power Systems, Inc. and Cooper Wiring Devices, Inc. (collectively, the “Subsidiary Guarantors,” and together with Cooper Parent, the “Guarantors”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s offer to exchange up to $325,000,000 aggregate principal amount of new 5.250% Senior Notes due 2012 (the “Exchange Notes”) for an equal principal amount of its outstanding 5.250% Senior Subordinated Notes due 2012 (the “Original Notes”), together with the related guarantee of the Exchange Notes by each Guarantor. The Original Notes were issued, and the Exchange Notes are issuable, pursuant to an Indenture, dated as of November 8, 2005 (the “Indenture”), among the Company, Cooper Parent, the Subsidiary Guarantors and JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”).
     We have examined the Registration Statement, the Indenture, the form of the Original Notes, the form of the Exchange Notes and such other documents, and considered such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. We also have reviewed and relied upon certificates of officers of the Company and the Guarantors as to the various factual matters contained in such certificates. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

     Based upon the foregoing and subject to the qualifications expressed below, we are of the opinion that:
     1. The Exchange Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and when delivered in exchange for Original Notes as contemplated in the Registration Statement, will constitute valid and binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding at law or in equity).
     2. When the Exchange Notes have been executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes as contemplated in the Registration Statement, the guarantee of the Exchange Notes by each Subsidiary Guarantor will constitute a valid and binding obligation of each Subsidiary Guarantor and will be entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (whether considered in a proceeding at law or in equity).
     This opinion is based solely upon the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under that Act.
Respectfully submitted,
/s/ Squire, Sanders & Dempsey L.L.P.